Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
May 19, 2015	Main Fax +1 312 701 7711
www.mayerbrown.com

Isle of Capri Casinos, Inc.
And the guarantor co-registrants
listed in Schedule A hereto

c/o	Isle of Capri Casinos, Inc.
600 Emerson Road, Suite 300
St. Louis, MO 63141

Dear Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Isle of Capri Casinos, Inc. (the “Company”) and its guarantor co-registrants listed in Schedule A hereto (collectively, the “Subsidiary Guarantors,” and together with the Company, the “Registrants”) in connection with the Registrants’ offer to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2021 (the “Exchange Notes”) and related Guarantees (as defined below) for an equal principal amount of the Company’s outstanding 5.875% Senior Notes due 2021 (the “Outstanding Notes”) and related guarantees that were previously issued and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Exchange Offer will be made pursuant to a registration statement on Form S-4 (File No. 333-203838) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Company under the Exchange Notes will be guaranteed by the Subsidiary Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as supplemented, the “Indenture”), dated as of March 5, 2013, between the Registrants and U.S. Bank National Association, as Trustee (the “Trustee”).

In connection with the Exchange Offer, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.  For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and enforceable against

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

the Trustee in accordance with its terms. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others. Further, insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the states of incorporation or organization of the Subsidiary Guarantors, we have relied upon the opinions of local counsel.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the General Corporation Law and the Limited Liability Company Act of the State of Delaware.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes and the Guarantees (in the forms examined by us) have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders tendering into the Exchange Offer in exchange for an equal principal amount of Outstanding Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Registrants.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP

Schedule A

Black Hawk Holdings, L.L.C.

CCSC/Blackhawk, Inc.

IC Holdings Colorado, Inc.

IOC Black Hawk County, Inc.

IOC-Black Hawk Distribution Company, LLC

IOC-Boonville, Inc.

IOC-Cape Girardeau LLC

IOC-Caruthersville, LLC

IOC Holdings, L.L.C.

IOC-Kansas City, Inc.

IOC-Lula, Inc.

IOC-Natchez, Inc.

IOC-Vicksburg, Inc.

IOC-Vicksburg, L.L.C.

Isle of Capri Bettendorf, L.C.

Isle of Capri Black Hawk, L.L.C.

Isle of Capri Marquette, Inc.

PPI, Inc.

Rainbow Casino-Vicksburg Partnership, L.P.

St. Charles Gaming Company, L.L.C.